Exhibit 3.12

Series Gallery Drop 012, a Series of Otis Gallery LLC

Capitalized terms used but not defined herein have the meanings assigned to such terms in the Limited Liability Company Agreement of Otis Gallery LLC, as in effect as of the effective date set forth below (the “Operating Agreement”). References to Sections and Articles set forth herein are references to Sections and Articles of the Operating Agreement.

Name of Series	Series Gallery Drop 012, a Series of Otis Gallery LLC (“Series Gallery Drop 012”).

Effective Date of Establishment	December 13, 2019.

Managing Member	Otis Wealth, Inc. was appointed as the Managing Member of the Series Gallery Drop 012 with effect from the date of the Operating Agreement and shall continue to act as the Managing Member of Series Gallery Drop 012 until dissolution of Series Gallery Drop 012 pursuant to Section 11.01(b) or its removal and replacement pursuant to Section 4.03 or ARTICLE X.

Initial Member	Otis Wealth, Inc.

Series Gallery Drop 012 Asset	The Series Gallery Drop 012 Asset shall be a 2011 Love Is What You Want neon sculpture by Tracey Emin acquired by Series Gallery Drop 012 as at the date of this Series Designation and any assets and liabilities associated with such asset and such other assets and liabilities acquired by Series Gallery Drop 012 from time to time, as determined by the Managing Member in its sole discretion.

Asset Manager	Otis Wealth, Inc.

Asset Management Fee	Pursuant to the Asset Management Agreement, the Asset Manager is entitled to a Sourcing Fee as compensation for sourcing the Series Gallery Drop 012 Asset that is equal to 2.00% of the gross proceeds of the Offering, which the Asset Manager may waive in its sole discretion.

Issuance	Subject to Section 6.03(a), the maximum number of Series Gallery Drop 012 Interests the Company can issue is 2,000.

Number of Series Gallery Drop 012 Interests held by the Managing Member	Upon designation of Series Gallery Drop 012, the Managing Member was granted a single interest in Series Gallery Drop 012.

Broker	North Capital Private Securities Corporation

Brokerage Fee	1% of the purchase price of the Series Gallery Drop 012 Interests sold in the offering of the Series Gallery Drop 012 Interests (excluding the Series Gallery Drop 012 Interests acquired by the Managing Member)

Other Rights	Holders of Series Gallery Drop 012 Interests shall have no conversion, exchange, sinking fund, redemption or appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions of Series Gallery Drop 012 Interests.

Officers	There shall initially be no specific officers associated with Series Gallery Drop 012, although, the Managing Member may appoint officers of Series Gallery Drop 012 from time to time, in its sole discretion.

Minimum Interests	One (1) Interest per Member.